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                                                             Exhibit 3.1

                          CERTIFICATE OF DESIGNATION
                          OF SERIES A PREFERRED STOCK
                                      OF
                                SERACARE, INC.

                    -----------------------------------------

                    Pursuant to Section 151(g) of the General
                    Corporation Law of the State of Delaware

                    -----------------------------------------

          I, the undersigned, Barry D. Plost, being the President of SeraCare, Inc., a Delaware corporation (the "Corporation"), hereby certify pursuant to
Section 151(g) of the General Corporation Law of the State of Delaware that:

          1.   The name of the Corporation is SeraCare, Inc.

          2. The Certificate of Incorporation of the Corporation was filed with the Secretary of State on October 1, 1991.

          3. Pursuant to authority thereby vested in the Board of Directors by Article Sixth of the Corporation's Restated Certificate of Incorporation, the Board of Directors adopted the following resolutions on July 9, 1996 establishing a series of up to 3,600 shares of Preferred Stock of the Corporation to be known as Series A Preferred Stock:

          "RESOLVED, that pursuant to Section 151(g) of the General Corporation Law of the State of Delaware and Article Sixth of the Corporation's Restated Certificate of Incorporation, there is hereby established a series of the Corporation's Preferred Stock having the following terms and designations:

          (i) The distinctive serial designation of this series shall be "Series A Preferred Stock" (hereinafter called "Series A"). Each share of Series A shall be identical in all respects with the other shares of Series A.

          (ii) The number of shares in Series A shall initially be 3,600 which number may from time to time be increased or decreased (but not below the number then outstanding) by the Board of Directors. Shares of Series A redeemed or purchased by the Corporation shall be canceled and shall revert to authorized but unissued Preferred Stock undesignated as to series.

          (iii) The holders of the Series A shall be entitled to receive dividends, payable monthly, at the rate of eight percent (8%) of the Redemption Price (as defined below) per share per annum, payable in preference to all other shareholders. Such dividends shall be cumulative, and no dividend shall be paid on the shares of any other class unless the current dividend, and

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all arrears of dividends, if any, on the shares of the Series A shall have been paid, or provision shall have been made for the payment thereof. The holders of shares of Series A shall at no time have any other right to further dividends of any kind.

           (iv) Subject to adjustment as set forth below, the Corporation shall redeem the outstanding shares of the Series A at a price per share (the "Redemption Price") equal to (a) Five Hundred Fifty Thousand and No/100 ($550,000), less an amount which equals the difference between the cash, bank accounts (to the extent that checks or drafts have not been written) and accounts receivable (the "Assigned Assets") delivered or assigned under the Contract for Exchange of Corporate Stock (the "Agreement"), dated July 9, 1996 (the "Assumed Indebtedness"), DIVIDED BY (b) 3,600, and rounded up to the next $0.01. The Corporation shall redeem 100 shares per month (in pro rata portions from each holder of Series A according to the respective number of shares of Series A held by such holder), beginning on the closing date under the Agreement. On or promptly following any redemption date, each holder of shares of Series A redeemed shall surrender the certificate evidencing such shares to the Corporation. If after the closing under the Agreement, the assignee fails to pay an Assumed Indebtedness or the Corporation learns of any indebtedness or other liability which was not disclosed prior to the closing, the Redemption Price shall be reduced by an amount equal to (x) the amount of money the Corporation is required to pay to satisfy said assumed indebtedness or undisclosed liability, DIVIDED BY (y) 3,600, and rounded up to the next $0.01. In such event, a new amortization schedule shall be prepared and the balance of the aggregate Redemption Price as reduced shall be paid upon redemption of the remaining outstanding Series A shares.

           (v) Except as required by law, the holders of the Series A shall not be entitled to vote on matters presented to the holders of the junior stock or of any other Series or class of Preferred Stock which is entitled to vote by its designations.

           (vi) The shares of the Series A shall not have any relative, participating, optional or other special rights and powers other than as set forth herein."


                                        2

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    IN WITNESS WHEREOF AND UNDER THE PENALTIES OF PERJURY, the undersigned, being the President and Secretary of the Corporation, do hereby execute this Certificate of Designation, here declaring that this is their free act and deed and that the facts stated herein are true and accordingly have hereunto set their hands as of this 9th day of July, 1996.

                              SERACARE, INC.

                              By: /s/ Barry Plost
                                 ------------------------------------------
                                   Barry D. Plost, Chairman of
                                   the Board, President and Chief
                                   Executive Officer

ATTEST:

/s/ Jerry L. Burdick
---------------------------
Jerry L. Burdick
Secretary


                                        3

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                                STATE OF DELAWARE                        PAGE  1

                        OFFICE OF THE SECRETARY OF STATE

                            ------------------------

    I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF DESIGNATION OF "SERACARE, INC.", FILED IN THIS OFFICE ON THE TENTH DAY OF JULY, A.D. 1996, AT 2 O'CLOCK P.M.

    A CERTIFIED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS FOR RECORDING.



                         [STATE SEAL]
                                                  /s/ Edward J. Freel
                                             -----------------------------------
                                             EDWARD J. FREEL, SECRETARY OF STATE

                                             AUTHENTICATION:
2275058   8100                                                    8021075
                                                       DATE:
960201132                                                         07-10-96